UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Meridian Bioscience, Inc.

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MERIDIAN BIOSCIENCE, INC.
3471 River Hills Drive
Cincinnati, Ohio 45244
www.meridianbioscience.com
Notice of Annual Meeting
and Proxy Statement
Dear Shareholder:
Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 22, 2009 at the Holiday Inn, 4501 Eastgate Boulevard, Cincinnati, OH 45245. We hope you will attend.
At the meeting, you will hear a report on our operations and have a chance to meet your directors and executive officers.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.
We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this new process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please complete, sign, date, and return your proxy card promptly in the enclosed envelope.
Sincerely yours,
/s/ William J. Motto
William J. Motto
Executive Chairman of the Board
December 9, 2008

NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS OF MERIDIAN BIOSCIENCE, INC.
Time:
2:00 p.m., Eastern Standard Time
Date:
January 22, 2009
Place:
Holiday Inn
4501 Eastgate Blvd.
Cincinnati, Ohio 45245
Purpose:
•	Elect as directors the six nominees named in the attached proxy materials

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2009

•	Conduct other business if properly raised
Only shareholders of record on November 24, 2008 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying Proxy Card will be December 12, 2008.
Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.
/s/ Melissa Lueke
Melissa Lueke
Secretary
December 9, 2008

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Melissa Lueke, Vice President, Chief Financial Officer and Secretary
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244

GENERAL INFORMATION
Who may vote
Shareholders of Meridian, as recorded in our stock register on November 24, 2008, may vote at the meeting. As of that date, Meridian had 40,315,680 shares of Common Stock outstanding.
How to vote
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.
How proxies work
Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.
If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2009. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.
Revoking a proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Meridian’s Secretary in writing at the address under “Questions?” on page 27.
Quorum
In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.
Votes needed
The six director candidates receiving the most votes will be elected to fill the seats on the Board. The ratification of appointment of accountants requires the favorable vote of a majority of the votes cast. Only votes for or against these proposals count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Other Matters
Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
The Nominating Committee of the Board of Directors has nominated for re-election all of the following current directors: James A. Buzard, John A. Kraeutler, Gary P. Kreider, William J. Motto, David C. Phillips and Robert J. Ready.
Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Shareholders’ Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Chief Executive Officer, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Shareholders’ Meeting. The proxies solicited include discretionary authority to cumulate votes.
All Meridian directors are elected for one-year terms. Personal information on each of our nominees is given below.
If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that you vote FOR each of the following candidates:

James A. Buzard, Ph.D. Director since 1990 Age: 81	James A. Buzard, Ph.D. was Executive Vice President of Merrell Dow Pharmaceuticals Inc. from March 1981 until December 1989. From December 1989 until his retirement in February 1990, he was Vice President of Marion Merrell Dow, Inc. He has been a business consultant since February 1990.

John A. Kraeutler Director since 1997 Age: 60	John A. Kraeutler has more than 30 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian, and in January 2008, Mr. Kraeutler was named Chief Executive Officer of Meridian. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc.

Gary P. Kreider, Esq. Director since 1991 Age: 70	Gary P. Kreider serves as Chairman of the Compensation Committee and Board Secretary. Mr. Kreider serves as a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963. Effective October 1, 2005, Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings or revenues, although his affiliation with the firm continues. Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporate Law Committee. Mr. Kreider is also a director of LSI Industries Inc.

William J. Motto Director since 1977 Age: 67	William J. Motto has more than 35 years of experience in the pharmaceutical and diagnostics products industries, is a founder of Meridian and has been Chairman of the Board since 1977. Mr. Motto became Executive Chairman of the Board in January 2008. Before forming Meridian, Mr. Motto served in various capacities for Wampole Laboratories, Inc., Marion Laboratories, Inc. and Analytab Products, Inc., a division of American Home Products Corp.

David C. Phillips Director since 2000 Age: 70	David C. Phillips serves as Chairman of the Audit Committee. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips serves as a director of Cintas Corporation and Summit Family of Mutual Funds.

Robert J. Ready Director since 1986 Age: 68	Robert J. Ready serves as Chairman of the Nominating Committee. Mr. Ready founded LSI Industries Inc., Cincinnati, Ohio in 1976, which engineers, manufactures and markets commercial/industrial lighting and graphics products, and has served as its President and Chairman of its Board of Directors since that time.
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(Item 2 on the Proxy Card)
Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2009 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2009. Representatives of Grant Thornton are expected to be present at the Annual Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Principal Accounting Firm Fees:
Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2008 and 2007 are listed below:

	2008	2007
Audit Fees	$283,000	$283,000
Audit-Related Fees	38,229	31,002

	$321,229	$314,002

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2008 and 2007, respectively, and reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years and on reporting on Meridian’s internal control during those years.
Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements.
The Board recommends that you vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2009 fiscal year.
CORPORATE GOVERNANCE
As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to Nasdaq rules and federal securities laws.
Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of company policies.
In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board determined that each of the following members of the Board is independent: David C. Phillips, James A. Buzard,

Robert J. Ready and Gary P. Kreider. Only independent directors serve on Committees of the Board.
During fiscal 2008, the Board of Directors met on four occasions. The independent directors plan to meet at least two times during fiscal 2009 without the presence of management directors. The independent members of the Board had four such meetings in fiscal 2008. The independent directors select one of such directors to preside over each session.
Meridian expects all directors to attend shareholders’ meetings. Each director attended the 2008 Annual Shareholders’ Meeting, all meetings of the Board and all meetings of Committees of which he was a member.
Shareholders may communicate with the full Board or individual directors on matters concerning Meridian by mail or through our website in each case to the attention of the Secretary, the address for whom is set forth on the last page of this proxy statement.
The Board has adopted a Code of Ethics applicable to Meridian’s officers, directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 4350(n), any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.
The directors have organized themselves into the committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors.
The Audit Committee is composed of David C. Phillips, Chairman, James A. Buzard and Robert J. Ready. It met nine times during fiscal 2008. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as an Audit Committee financial expert as that term is defined by the Securities and Exchange Commission.
The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.
In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.
The Committee has submitted the following report.
REPORT OF THE AUDIT COMMITTEE
On May 5, 2008, the Audit Committee met with representatives of Grant Thornton and Meridian’s internal accountants and reviewed with them the proposed 2008 Audit Plan, areas warranting particular concentration on the audit and the effects of new accounting pronouncements. The Grant Thornton representatives reviewed with the Committee written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton its independence. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by the auditors were compatible with their independence.
At its meeting on November 11, 2008, the Committee reviewed and discussed with management, Grant Thornton and Meridian’s accounting officers the results of the audit for fiscal 2008, including the audited financial statements. The Committee reviewed the requirements of its Charter previously adopted and the reports that were required to be disclosed to the Committee. The Committee discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Based on the above mentioned review, the Committee recommended to the Board of Directors that the audited financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.
During its meetings throughout the year, the Committee reviewed procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings throughout the year, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s ongoing compliance with Section 404 of the Sarbanes-Oxley Act.

Respectfully submitted,
Audit Committee
David C. Phillips (Chairman)
Robert J. Ready
James A. Buzard
The Compensation Committee is composed of Messrs. Kreider (Chairman), Buzard, Phillips and Ready and is responsible for establishing compensation for executive officers and administering the Company’s compensation plans. This includes establishing salary levels and bonus plans, making bonus and stock-based awards, and otherwise dealing in all matters concerning compensation of the executive officers. The Compensation Committee met two times and took one action in writing during fiscal 2008.
In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all executive officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other executive officers and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. Although the Compensation Committee did not engage a consultant this year, it received the services of a financial advisor who collected and assembled executive compensation data from peer companies. The Compensation Committee has an appropriate level of contact among its members and the Company’s executive officers in connection with the analysis of this data.
Prior to January 2008, William J. Motto served as Chairman of the Board and Chief Executive Officer, and John A. Kraeutler served as President and Chief Operating Officer. In January 2008, Mr. Motto was named Executive Chairman and Mr. Kraeutler was named Chief Executive Officer.
The Executive Chairman, Mr. Motto, provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the non-employee members of the Board, as well as Mr. Kraeutler, both in his former positions as President and Chief Operating Officer, and his current position as Chief Executive Officer. As Meridian’s

Chief Executive Officer, Mr. Kraeutler provides recommendations to the Compensation Committee with respect to compensation to be paid to the other corporate officers.
To achieve compensation objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through cash incentive compensation plans and equity incentive compensation plans.
The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement.
Compensation Committee Interlocks and Insider Participation
Gary P. Kreider, who is a member of the Compensation Committee, is affiliated with Keating Muething & Klekamp PLL, Cincinnati, Ohio, a law firm that provided legal services to the Company in fiscal year 2008. Mr. Kreider has no vote or interest in the firm’s earnings or revenues. One of Mr. Kreider’s children is a partner in the firm. None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2008 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the Board of Directors. No named executive officer of Meridian serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.
The Nominating Committee consists of Robert J. Ready, Chairman, James A. Buzard and David C. Phillips. It met one time last year. On November 12, 2008, the Nominating Committee considered and nominated the current directors for re-election. The Nominating Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board.
In nominating directors, the Nominating Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Executive Chairman in care of the Company at its address shown on the cover page of this proxy statement.
The Nominating Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board.
DIRECTORS AND EXECUTIVE OFFICERS
This table lists the executive officers and directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on November 24, 2008. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire as of January 23, 2009 (60 days after November 24, 2008).

		Common Stock
		Beneficially Owned
Name	Position	Amount[1]	Percentage
William J. Motto	Executive Chairman of the Board of Directors	374,443	*
John A. Kraeutler	Chief Executive Officer and Director	302,010	*
Antonio A. Interno[2]	Senior Vice President, President and Managing Director, Meridian Bioscience Europe	75,205	*
Richard L. Eberly[3]	Executive Vice President, President Meridian Life Science	21,000	*
Lawrence J. Baldini[4]	Executive Vice President, Operations and Information Systems	31,000	*
Melissa A. Lueke[5]	Vice President, Chief Financial Officer and Secretary	113,265	*
Susan A. Rolih[6]	Senior Vice President, Regulatory Affairs & Quality Assurance	97,500	*
Todd W. Motto[7,8]	Vice President, Sales and Marketing	409,314	1.0%
Grady Barnes[9]	Vice President, Research and Development	9,000	*
James A. Buzard, Ph.D10, 11, 12	Director	71,712	*
Gary P. Kreider[11,12,13]	Director	23,463	*
Robert J. Ready[10,11,12]	Director	72,543	*
David C. Phillips[10,11,12]	Director	30,850	*
All Executive Officers and Directors as a Group		1,631,305	4.0%

[1]	Includes options exercisable within 60 days for Mr. William Motto of 55,238 shares, Mr. Kraeutler of 95,175 shares, Mr. Interno of 15,750 shares, Mr. Eberly of 15,750 shares, Ms. Lueke of 31,500 shares, Ms. Rolih of 75,375 shares, Mr. Baldini of 15,750 shares, Mr. Todd Motto of 52,875 shares, Mr. Barnes of 3,750 shares, Mr.

Buzard of 56,712 shares, Mr. Kreider of 20,214 shares, Mr. Ready of 56,712 shares and Mr. Phillips of 20,214 shares.

[2]	Antonio A. Interno was appointed Vice President in August 1991, Senior Vice President in September 1997, and President, Managing Director, Meridian Bioscience Europe in October 2003. He has been Managing Director of Meridian’s European subsidiaries, Meridian Bioscience Europe, since February 1990. Age: 58

[3]	Richard L. Eberly was appointed Vice President of Sales and Marketing in January 1997, Executive Vice President in May 2000, Executive Vice President, General Manager of Meridian Life Science in February 2003 and Executive Vice President and President Meridian Life Science in October 2005. He has over 18 years of experience in the medical diagnostics industry and joined Meridian in March 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics, Division of Abbott Laboratories. Age: 47

[4]	Lawrence J. Baldini was appointed Vice President of Operations in April 2001 and Executive Vice President, Operations and Information Systems in October 2005. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 49

[5]	Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary in January 2001. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 45

[6]	Susan A. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance in May 2001 and Senior Vice President of Regulatory Affairs and Quality Assurance in April 2008. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 59

[7]	Todd W. Motto was appointed Vice President Sales and Marketing in October 2005. Prior to this, Mr. Motto served in a number of different sales and marketing positions for Meridian, beginning in 1993. Most recently, he served as Meridian’s Director of Sales and Marketing, Meridian Bioscience Europe for the last five years. Age: 42

[8]	Includes 89,407 shares held as custodian for his children.

[9]	Grady Barnes Ph.D. was hired as Vice President Research and Development in May 2007 and appointed as an officer in January 2008. Before joining Meridian, Dr. Barnes held various positions in R&D and Product Development for Abbott Laboratories. Age 54.

[10]	Audit Committee Member.

[11]	Compensation Committee Member.

[12]	Nominating Committee Member.

[13]	Includes 325 shares held by his wife and 2,166 shares held as custodian for his grandchildren.

*	Less than one percent.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Securities Exchange Act of 1934 requires Meridian’s executive officers, directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms received by it,

Meridian believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16 reporting requirements, with the exceptions that Mr. Kraeutler and Mr. Todd Motto each filed one late ownership report, each with respect to one transaction. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, and the written representation of its directors and executive officers.
TRANSACTIONS WITH RELATED PERSONS
Todd Motto, the adult son of William J. Motto, is Vice President, Sales and Marketing. Todd Motto received $348,488 in compensation for fiscal 2008. This compensation consisted of base salary of $186,157, bonus of $73,125 under the Officers’ Performance Compensation Plan, $8,850 of auto and professional allowances, $12,401 of retirement plan contributions, and $67,955 related to stock option awards.
Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable, (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approval of such related person transactions are evidenced by internal Company resolutions or memoranda.
COMPENSATION DISCUSSION AND ANALYSIS
Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officers and Chief Financial Officer during fiscal 2008, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “named executive officers” or “NEOs.” Prior to January 2008, William J. Motto served as Chairman of the Board and Chief Executive Officer, and John A. Kraeutler served as President and Chief Operating Officer. In January 2008, Mr. Motto was named Executive Chairman and Mr. Kraeutler was named Chief Executive Officer.

Compensation Philosophy and Objectives
Our policies regarding executive compensation programs are intended to balance motivating, rewarding, and retaining executives with a competitive compensation package, and maximizing long-term shareholder value by linking compensation earned to both individual and Company performance. Compensation typically includes base salary, eligibility for annual cash bonuses and stock-based awards contingent on Company performance, retirement plan contributions, and other Company-sponsored benefits. A significant portion of each executive officer’s cash bonus and stock-based awards are dependent upon achieving business and financial goals and realizing other performance objectives. Examples of Company performance metrics for which we measure achievement are sales growth, net earnings growth and profit margins (gross profit, operating income and net earnings). Annual performance targets for these metrics are set at or above industry averages and historical results. Our compensation programs are intended to reward individual contributions (for example, bringing a new product to market) and Company-wide achievement of performance metric targets (for example, overall sales and net earnings growth).
The Compensation Committee of the Board of Directors is responsible for the institution and ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable, and competitive.
Establishing Compensation Levels
Compensation levels for the NEOs are driven by market pay levels, the executive officer’s leadership performance and overall Company performance. The Compensation Committee relies upon a combination of judgment and guidelines, as well as market data, in determining the amount and mix of compensation elements for the Executive Chairman. The compensation levels for Mr. Kraeutler, both in his former positions as President and Chief Operating Officer, and his current position as Chief Executive Officer are recommended to the Compensation Committee by the Executive Chairman; the compensation levels for the other NEOs are recommended by Mr. Kraeutler. The Compensation Committee may decide to follow or modify such recommended levels of compensation. The Compensation Committee considers as crucial the input of our Executive Chairman and Chief Executive Officer in connection with its compensation processes and decisions relating to NEO compensation. The Compensation Committee is not obligated to follow their recommendations. The Company does not engage in strict numerical benchmarking in determining the percentage increases for the NEOs.
Market Pay Levels
Market pay levels for the NEOs are determined annually in November for the upcoming calendar year. From time to time, at the request of the Compensation Committee, an outside financial advisor is used to gather and summarize for the Company public disclosures of executive compensation made by other companies in the diagnostic and life science industries, as well as those in the Greater Cincinnati area. This information concerns base salary, bonus awards and long-term incentive awards such as stock options and/or restricted stock for these peer companies, as well as their revenue, net earnings and market capitalization levels in order to take company size into consideration. The Compensation Committee uses this information as part of its decision-making process with respect to the Company’s executive compensation programs.
Company Performance
We believe that certain Company performance metrics drive shareholder value through stock price appreciation and dividends. We take this belief into account in setting performance metric targets that are considered in establishing the performance-based component of our compensation programs. Performance metric targets that are taken into consideration in our compensation programs include sales growth, earnings growth and profit margins. These targets are set at or above industry averages and historical results.
Our performance-based cash bonus and stock-based award programs operate under the fundamental principle that minimum levels of net earnings be achieved prior to any compensation being earned under these programs. Net earnings targets are determined based on what the Company believes to be meaningful growth rates relative to its industry peers and the Company’s performance objectives. Stock-based awards granted under performance programs are forfeited if the Company does not meet its minimum earnings targets as specified in each grant.
Recovery of Prior Awards
Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant Company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.
Tally Sheets
In setting the NEOs’ compensation, the Compensation Committee reviews all components of the executive officers’ compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by the NEO based on his or her base salary, cash bonus, stock-based awards, retirement contributions, and perquisites. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Although this year such analysis did not result in the issuance of additional awards, such analysis has become an important component in the Compensation Committee’s review of executive compensation as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation.
Components of Executive Compensation for 2008
Meridian’s executive compensation and benefits packages consist of: base salary, cash bonuses, long-term equity incentive awards, and Company-sponsored benefit and retirement plans. Each of these components is detailed below.

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals

Long-Term Equity Incentives	Incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights	Encourages executive officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; and certain perquisites	Benefit plans are part of a broad-based employee benefits program; the perquisites provide competitive benefits to our executive officers
Base Salary
The Company pays salaries that are designed to attract, motivate and retain experienced executives who will drive superior Company performance and maintain long-term shareholder value. The Compensation Committee considers recommendations from the Executive Chairman and Chief Executive Officer and approves annual base salaries that are commensurate with each NEO’s responsibilities and performance, as well as Company performance in the prior fiscal year, which are competitive with similar positions locally and in the industry. Salaries are set on a calendar year basis and therefore salaries paid in the first three months of each fiscal year beginning October 1st are set in the prior fiscal year.
For 2008, the Chief Executive Officer, Mr. Motto at the time, and the President and Chief Operating Officer, Mr. Kraeutler at the time, provided recommendations to the Compensation Committee for salary increases for the NEOs, other than themselves, ranging from 4% to 5%. The Compensation Committee followed these recommendations. The Compensation Committee set the salary increase for the Chief Executive Officer, Mr. Motto at the time, and the President and Chief Operating Officer, Mr. Kraeutler at the time, at 5% based on their satisfaction with the accomplishments of those officers in fiscal 2007.
Upon Mr. Kraeutler’s appointment to Chief Executive Officer in January 2008, his annual salary was increased from $420,000 to $475,000; his annual professional allowance was increased from $15,000 to $18,000; and he received two stock option grants totaling 50,000 shares. 25,000 options have a term of 10 years and vest in full on January 22, 2011. 25,000 options have a term of 10 years and vest January 22, 2013. Both grants have an exercise price equal to the closing stock price on the grant date. These compensation increases were set by the Compensation Committee based on Mr. Kraeutler’s new responsibilities as Chief Executive Officer.
Salary increase amounts for the NEOs were considered by the Committee to be consistent with the percentage increases in salary provided in general to other Meridian employees.
Cash Bonuses
The Compensation Committee believes that employees should be rewarded based on Company results and individual performance. The Compensation Committee awards cash bonuses pursuant to the Officers’ Performance Compensation Plan for fiscal 2008, contingent upon Company performance. Cash bonuses, if earned, are paid in the first quarter of each fiscal year, for the prior year’s performance.
Company Performance Component
The 2008 Plan, which was similar in form to the plan utilized in fiscal 2007, provided for the granting of cash bonuses as a percent of base salary if 2008 net earnings reached at least $29,000,000. This was a meaningful increase from the 2007 net earnings of $24,296,000, excluding a favorable adjustment to tax reserves in the amount of $2,425,000, related to the expiration of the statute of limitations on certain income tax returns. This favorable adjustment to tax reserves was excluded in establishing earnings targets for 2008 because it was a discrete event that was not an element of current operating strategies. The 2008 Plan also provided for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses could range from 5% to 120% of base salary. The Company’s management and the Committee intend for the net earnings targets to be set at meaningful growth rates so that management must be diligent, focused and effective to achieve these targets. In other words, the Company’s management believed at the time of the establishment of these net earnings targets that such targets would be challenging to achieve and would require substantial efforts from management.
Actual net earnings for 2008 were $30,202,000, a record for the Company and 24% growth over 2007, which represented achievement at the Level 3 threshold. The 2008 Plan included six net earnings thresholds.
Individual Performance Component
Cash bonuses are also subject to the application of a personal achievement multiplier as recommended by management, except that no such recommendation is made by management for the Executive Chairman, Mr. Motto, or the Chief Executive Officer, Mr. Kraeutler. The Compensation Committee followed these recommendations for fiscal 2008. The Compensation Committee set the personal achievement multiplier for the Executive Chairman and the Chief Executive Officer at the highest level being paid to several other officers based on their leadership of the Company in 2008 and the Company’s overall sales and net earnings growth.
In evaluating the personal achievement multipliers for the NEOs for 2008, the Compensation Committee took into consideration the Company’s record sales and net earnings, its sales and net earnings growth rates over 2007, and the individual achievements and leadership of the NEOs that led to the record operating results. For the Executive Chairman, Chief Executive Officer and Chief Financial Officer, individual achievements were evaluated based on consolidated sales and net earnings growth; improvements in consolidated gross profit margin, operating income margin and net earnings margin; and each operating segment’s sales and operating income performance against plan. For the Senior Vice President, President and Managing Director of Meridian Bioscience Europe, individual achievements were evaluated based on overall organic sales growth (excluding the effects of currency), management of expenses and launches of new products for the European Diagnostics operating segment. For the Executive Vice President, Operations and Information Systems, individual achievements were evaluated based on improvements in production efficiencies via implementation of automated manufacturing equipment in the US Diagnostics manufacturing facility, which led to improvements in gross profit margin, as well as implementation efforts for new computer systems for the US Diagnostics and Life Science operating segments.
Cash bonuses earned by the NEOs are included in the “Bonus” column of the Summary Compensation Table on page 21.
2009
At its November 12, 2008 meeting, the Compensation Committee approved the Officers’ Performance Compensation Plan for fiscal 2009. The 2009 Plan will award cash bonuses if 2009 net earnings reach at least $36,050,000, which the Compensation Committee believes is a meaningful increase from 2008 net earnings of $30,202,000. The 2009 Plan also provides for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses could range from 5% to 120% of base salary, similar to the 2008 Plan discussed above.
Long-term incentive awards
The Compensation Committee believes that equity-based compensation encourages employees to commit to the long-term goals of the Company. This ensures that the Company’s NEOs have a stake in the long-term creation of shareholder value. Historically, long-term incentive awards have been in the form of stock options. The Compensation Committee is moving towards a mix of stock options and restricted stock in order to provide NEOs with a mixed equity portfolio. In either case, the awards are performance-based, meaning the NEOs’ ability to vest in the awards is contingent upon Company earnings levels.
Relative to fiscal 2008, on November 14, 2007, the Compensation Committee awarded each NEO options to purchase 15,750 shares of Common Stock at an exercise price equal to the closing market price on that date. These options were subject to forfeiture if earnings did not reach $30,775,000. This earnings level was not reached and, as such, these options were forfeited. These options are not reflected in the option tables presented in this proxy statement.
Relative to fiscal 2009, at its meeting on November 12, 2008, the Compensation Committee awarded each NEO 5,250 restricted shares of Common Stock (or in the case of an NEO outside the US, restricted share units). These restricted shares are subject to forfeiture if 2009 earnings do not reach at least $36,950,000.
Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Stock options and restricted stock awards are generally granted at a regularly scheduled meeting of the Compensation Committee in the first quarter of the fiscal year, after Meridian issues a press release announcing the results of the prior fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2004 Equity Compensation Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Prior to vesting of restricted shares, the holder has voting rights and will receive any dividends declared on Meridian’s Common Stock. Options and restricted shares granted to the NEOs are set forth in the Grants of Plan-Based Awards Table on page 22.
Company-Sponsored Benefit and Retirement Plans
Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans.

In 1995, the Company entered into a salary continuation agreement with John A. Kraeutler to supplement Mr. Kraeutler’s retirement savings. This agreement provides additional compensation after retirement or separation from the Company under certain circumstances and is funded by a life insurance policy with premiums paid by the Company. Meridian incurred expense of $21,520 in premiums during fiscal 2008.
Other Personal Benefits
Allowances for automobiles and professional, financial, and tax planning are made available to Meridian’s NEOs and other corporate officers. The costs to the Company are included in the All Other Compensation Tables on page 22. The Company believes these perquisites to be reasonable, comparable to peer companies, and consistent with the Company’s overall executive compensation philosophy.
Interplay of Compensation Elements
We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles. Generally, in 2008 approximately 21% to 24% of an NEO’s total compensation was dependent upon achieving business and financial goals, and realizing other performance objectives identified in the Performance Compensation Plan. As such, through this mix of pay, non-performance has a significant effect on the amount of compensation realized by executive officers.
We consider competitive market compensation paid by other companies, such as similarly sized Greater Cincinnati based companies and industry peers, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation. Rather, Meridian incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We use the Performance Compensation Plan as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and stock-based awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of Meridian shares via application of the personal multiplier component of cash bonuses for the Executive Chairman and the Chief Executive Officer. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance and retain them to continue their careers with Meridian on a cost-effective basis.
Internal Pay Equity
The Compensation Committee believes that the relative difference between the Chief Executive Officer’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is consistent with our peer group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
Tax Deductibility of Pay
Section 162(m) of the Internal Revenue Code contains compensation deduction limitations for certain highly compensated employees. One exception to this limitation is for performance-based compensation that is approved by, among other things, a committee of “outside directors” (as defined under IRS treasury regulations). While Mr. Kreider, the Chairman of the Compensation Committee, participates in the discussions regarding executive compensation, he recuses himself from voting on all performance-based compensation issues so that the Company can take full advantage of the above-described performance-based compensation deduction under Section 162(m). The Committee believes that all compensation paid to the NEOs for fiscal year 2008 is properly deductible under Section 162(m), but no assurance can be made in this regard.
Actions of the Committee
In several meetings during the year, the Executive Chairman, Mr. Motto, the Chief Executive Officer, Mr. Kraeutler, and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining top notch employees. These individuals believed that the system, including the Officers’ Performance Compensation Plan, is understood by employees and shareholders and has worked well in practice. They noted that the underlying principles in this Plan have been followed for many years, even when, as in 2001 and most recently in 2008, following such principles resulted in no bonuses being awarded (2001) and performance stock options being forfeited (2001 and 2008). The Committee discussed on a number of occasions the advisability of engaging a compensation consultant. The Compensation Committee concluded that it did not want to engage a compensation consultant this year, in part because of the relatively small number of executive officers and their frequent interaction.
At its November 14, 2007 meeting, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the Executive Chairman and the Chief Executive Officer for compensation levels for all officers and answered questions about individual recommendations and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Gary P. Kreider (Chairman)
Robert J. Ready
James A. Buzard
David C. Phillips
SUMMARY COMPENSATION TABLE
The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2008 and 2007, respectively.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus[1]	Awards	Awards[2]	Compensation	Earnings	Compensation[3]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
John A. Kraeutler	2008	$450,579	$178,125		$145,096			$41,821	$815,621
Chief Executive Officer	2007	$391,928	$300,005	$—	$133,239	$—	$—	$42,925	$868,097
Melissa A. Lueke Vice President, Chief Financial Officer, and	2008	$202,126	$76,782		$68,835			$21,401	$369,144
Secretary	2007	$192,283	$146,251	$—	$87,761	$—	$—	$20,878	$447,173
William J. Motto Executive Chairman of the	2008	$519,615	$196,875		$14,109			$87,189	$817,788
Board of Directors	2007	$494,904	$378,750	$—	$132,407	$—	$—	$91,077	$1,097,138
Antonio A. Interno[4] Senior Vice President, President and Managing	2008	$414,605	$124,607		$7,029			$47,241	$593,482
Director, MBE	2007	$353,575	$220,983	$—	$125,345	$—	$—	$42,476	$742,379
Lawrence J. Baldini, Executive Vice President, Operations and Information	2008	$223,901	$85,053		$68,835			$21,291	$399,080
Systems	2007	$213,045	$162,006	$—	$87,761	$—	$—	$20,009	$482,821

[1]	The amounts shown in this column reflect payments made pursuant to the 2008 and 2007 Officers’ Performance Compensation Plans, respectively.

[2]	The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal years 2008 and 2007 in accordance with SFAS No. 123(R). No expense is included in this table related to options issued November 12, 2007. Because the required earnings target for Meridian was not reached for fiscal 2008, the options were forfeited. A discussion of the assumptions used in calculating these values may be found in Note 6 (b) on page 64 to Company’s Annual Report on Form 10-K filed November 26, 2008.

[3]	See All Other Compensation charts below for amounts, which include certain Company contributions, perquisites and other personal benefits.
Fiscal 2008

	John A.	Melissa A.	William J.	Antonio A.	Lawrence J.
	Kraeutler	Lueke	Motto	Interno	Baldini

Retirement Contributions	$12,401	$12,401	$12,401	$17,212	$12,401
Auto Lease / Auto Allowance	17,405	6,000	14,518	30,029	6,000
Financial and Tax Planning	12,015	3,000	60,270	—	2,890

Totals	$41,821	$21,401	$87,189	$47,241	$21,291

Fiscal 2007

	John A.	Melissa A.	William J.	Antonio A.	Lawrence J.
	Kraeutler	Lueke	Motto	Interno	Baldini

Retirement Contributions	$12,158	$12,079	$12,158	$15,892	$12,099
Auto Lease / Auto Allowance	15,798	6,000	18,919	26,584	6,000
Financial and Tax Planning	14,969	2,799	60,000	—	1,910

Totals	$42,925	$20,878	$91,077	$42,476	$20,009

[4]	Mr. Interno’s salary and bonus were €276,640 and €82,992, respectively in 2008. Mr. Interno’s salary and bonus were €266,001 and €166,250, respectively in 2007. All conversions were made at the average exchange rates for fiscal 2008 and 2007, respectively.
GRANTS OF PLAN-BASED AWARDS3

								All other	All other
								Stock	Option	Exercise
								Awards:	Awards:	of Base
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number of	Number of	Price of	Grant Date Fair
		Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Securities	Option	Value of Stock
			Target	Max		Target	Max	Stock or	Underlying	Awards	and Option
Name	Grant Date	Threshold ($)	($)	($)	Threshold ($)	($)	($)	Units (#)	Options (#) [1]	($/Sh)	Awards[2]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John A. Kraeutler	01/28/2008	—	—	—	—	—	—	—	50,000	$33.09	$719,140

[1]	Stock option awards have a ten-year term and vest 25,000 on January 22, 2011 and 25,000 on January 22, 2013.

[2]	The amount shown reflects the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 6 (b) on page 64 to Company’s Annual Report on Form 10-K filed November 26, 2008.

[3]	No expense is included in this table related to options issued November 12, 2007. Because the required earnings target for Meridian was not reached for fiscal 2008, the options were forfeited.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the current holdings of stock option awards by the NEOs under Meridian’s 2004 Equity Compensation Plan and the 1996 Stock Option Plan. The columns related to stock awards have been deleted because there are no outstanding stock awards held by any of the NEOs.
Under the Company’s stock option plans, general stock option awards have a ten-year term and vest in four equal annual installments from the date of grant. The Company’s performance-based options, if earned, vest in three equal annual installments, beginning on the date of the earnings release indicating that performance targets were met for the period.

					Equity Incentive
					Plan Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option
	Option (#)		Option (#)		Unearned Options	Exercise	Option Grant	Option
Name	Exercisable		Unexercisable		(#)	Price ($)	Date	Expiration Date

William J. Motto	—		113,063	[4]	—	$2.090	10/01/2001	09/30/2011
	7,988	[1]	—		—	$2.800	11/19/2002	11/19/2012
	15,750	[2]	—		—	$4.525	12/02/2003	12/02/2013
	15,750	[2]	—		—	$7.280	12/07/2004	12/07/2014
	10,500	[2]	5,250	[2]	—	$14.007	11/10/2005	11/10/2015
	5,250	[2]	10,500	[2]	—	$16.554	11/15/2006	11/15/2016
Melissa A. Lueke	—		22,500	[4]	—	$2.090	10/01/2001	09/30/2011
	5,250	[2]	—		—	$4.525	12/02/2003	12/02/2013
	10,500	[2]	—		—	$7.280	12/07/2004	12/07/2014
	10,500	[2]	5,250	[2]	—	$14.007	11/10/2005	11/10/2015
	5,250	[2]	10,500	[2]	—	$16.554	11/15/2006	11/15/2016
John A. Kraeutler	28,125	[3]	—		—	$3.195	11/16/2000	11/15/2010
	—		123,751	[4]	—	$2.090	10/01/2001	09/30/2011
	35,550	[1]	—		—	$2.800	11/19/2002	11/19/2012
	5,250	[2]	—		—	$4.525	12/02/2003	12/02/2013
	10,500	[2]	—		—	$7.280	12/07/2004	12/07/2014
	10,500	[2]	5,250	[2]	—	$14.007	11/10/2005	11/10/2015
	5,250	[2]	10,500	[2]	—	$16.554	11/15/2006	11/15/2016
	—		25,000	[5]	—	$33.090	01/28/2008	01/28/2018
	—		25,000	[6]	—	$33.090	01/28/2008	01/28/2018
Antonio A. Interno	—		22,500	[4]	—	$2.090	10/01/2001	09/30/2011
	5,250	[2]	—		—	$7.280	12/07/2004	12/07/2014
	5,250	[2]	5,250	[2]	—	$14.007	11/10/2005	11/10/2015
	5,250	[2]	10,500	[2]	—	$16.554	11/15/2006	11/15/2016
Lawrence J. Baldini	—		22,500	[4]	—	$2.090	10/01/2001	09/30/2011
	5,250	[2]	—		—	$7.280	12/07/2004	12/07/2014
	5,250	[2]	5,250	[2]	—	$14.007	11/10/2005	11/10/2015
	5,250	[2]	10,500	[2]	—	$16.554	11/15/2006	11/15/2016

[1]	Options vested on 12/31/2003.

[2]	Options vest in three equal annual installments beginning one year from public earnings release date for the fiscal year ending immediately following the grant date, indicating that performance targets were met, occurring approximately one year from date of grant.

[3]	Options vested in four equal annual installments beginning one year from the date of grant.

[4]	Options vest on 10/01/2010.

[5]	Options vest on 01/22/2011.

[6]	Options vest on 01/22/2013.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized on	Shares Acquired	Value Realized
Name	Exercise (#)	Exercise ($) [1]	on Vesting (#)	On Vesting ($)
(a)	(b)	(c)	(d)	(e)

William J. Motto	48,263	$1,343,159	—	—
Melissa A. Lueke	11,250	$302,456	—	—
John A. Kraeutler	106,447	$2,581,895	—	—
Antonio A. Interno	15,750	$349,587	—	—
Lawrence J. Baldini	15,750	$400,003	—	—

[1]	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth, for each of the NEOs, certain information concerning nonqualified deferred compensation for fiscal 2008.

Executive
	Contributions	Registrant	Aggregate	Aggregate
	during FY	Contributions	Earnings during	Withdrawals /	Aggregate Balance
Name	2008	during FY 2008	FY 2008	Distributions	at 09/30/2008

William J. Motto	—	—	—	—	—
Melissa A. Lueke	—	—	—	—	—
John A. Kraeutler	—	21,520	—	—	161,207
Antonio A. Interno	—	—	—	—	—
Lawrence J. Baldini	—	—	—	—	—
Our 401(k) Savings Plan (“401(k) Plan”) allows all US employees of the Company as of the first day of their employment to set aside a portion of their compensation each year for their retirement needs up to the limits set by the Internal Revenue Code. The Company contributes a matching contribution of 100% of the first 3% of the employee’s contribution (i.e. up to 3% of an employee’s salary) subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions are 100% vested immediately, while Company contributions are subject to a graded vesting schedule of 20% per year for 5 years. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Company’s Fiduciary Committee. The Plan also provides that Company discretionary profit sharing contributions may be invested in Company stock. Participants who terminate employment are entitled to receive the vested portion of their accounts.
Antonio A. Interno, Senior Vice President, President and Managing Director of our European operations, is a non-US employee. Mr. Interno receives a profit sharing allocation that is commensurate with amounts received by executive officers who are US employees and participate in our 401(k) Plan. Mr. Interno also receives retirement contributions based on amounts contributed by Meridian Bioscience Europe srl pursuant to the Italian government pension system, INPS. The amount of such contribution was $11,711 for fiscal 2008.
A salary continuation agreement with John A. Kraeutler allows the Company to contribute amounts above the IRS limit. This agreement provides additional compensation after retirement or separation from the Company under certain circumstances and is funded by a life insurance policy with premiums paid by the Company.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
In the case of a disability, Meridian is obligated to pay Mr. Motto 60% of his total annual salary and bonus for a period of up to 60 months. In the case of death, Meridian is obligated to pay to Mr. Motto’s designated beneficiaries up to $1 million. These benefits are to be reduced by the gross amount of any life insurance payments or disability insurance payments made to Mr. Motto, or his beneficiaries as the case may be, under any insurance policy or program maintained by Meridian, other than group term life insurance programs maintained for all employees.
Mr. Kraeutler and Meridian are parties to an employment agreement dated February 15, 2001 which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to three times Mr. Kraeutler’s base salary (plus any salary earned but not paid) and 3-year average annual performance bonus if Mr. Kraeutler is terminated by Meridian without cause, Mr. Kraeutler terminates his employment for good reason or upon a change in control of Meridian. In the case of disability, Meridian is obligated to pay Mr. Kraeutler 100% of his base and performance compensation, averaged from the three preceding fiscal years, until age 65. The agreement was effective for a period of 36 months commencing February 15, 2001, automatically extending each day for additional 36-month periods until either party terminates the agreement.

Had a change in control occurred on September 30, 2008, Mr. Kraeutler would have been entitled to the following under the agreement:

Salary	$1,203,080
Annual Performance Bonus	866,630

Total Payment	$2,069,710
DIRECTOR COMPENSATION
For 2008, non-employee directors of Meridian receive $30,000 per year for serving as directors and as members of committees of the Board. They also receive $1,500 for each meeting of the Board and $1,000 for each committee meeting attended. They receive $750 for each Board meeting and $500 for each committee meeting held by telephone. The Audit Committee Chairman receives an additional $8,000 annually and the Compensation Committee Chairman receives an additional $3,000 annually. The Board Secretary receives an additional $1,000 for serving at each meeting of a committee of which he is not a member. In accordance with the terms and conditions set forth in the Company’s 2004 Equity Compensation Plan, each non-employee director is also granted a non-qualified option to purchase 7,500 common shares at the time of election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as directors.
The following table provides information on compensation related to fiscal 2008 for non-employee directors who served during fiscal 2008.

	Fees				Change in
	Earned				Pension Value
	or			Non-Equity	and Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name (1)	($)	($)	($)[1]	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James A. Buzard	$48,000	—	$111,312	—	—	—	$159,312
Gary P. Kreider	$52,000	—	$111,312	—	—	—	$163,312
David C. Phillips	$56,000	—	$111,312	—	—	—	$167,312
Robert J. Ready	$48,000	—	$111,312	—	—	—	$159,312

[1]	The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal year 2008 in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 6 (b) on page 64 to Company’s Annual Report on Form 10-K filed November 26, 2008.

SHAREHOLDER PROPOSALS FOR NEXT YEAR
The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 14, 2009.
The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2009 Annual Shareholders’ Meeting, it must be received prior to October 29, 2008. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.
Meridian’s Code of Regulations provides that only persons nominated by an officer, director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.
QUESTIONS?
If you have questions or need more information about the annual meeting, write to:
Melissa Lueke, Vice President, Chief Financial Officer and Secretary
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244
or call us at (513) 271-3700.
For information about your record holdings call the Computershare Shareholder Services at (888) 294-8217.

MERIDIAN BIOSCIENCE, INC.
3471 RIVER HILLS DRIVE
CINCINNATI, OH 45244
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MRDIN1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MERIDIAN BIOSCIENCE, INC.

A	Election of Directors
The Board of Directors recommends a
vote FOR the listed nominees.

1.	Authority to elect as directors the six nominees listed below.
		For	Against	Abstain
Nominees:
	1a. JAMES A. BUZARD	☐	☐	☐

	1b. JOHN A. KRAEUTLER	☐	☐	☐

	1c. GARY P. KREIDER	☐	☐	☐

	1d. WILLIAM J. MOTTO	☐	☐	☐

	1e. DAVID C. PHILLIPS	☐	☐	☐

	1f. ROBERT J. READY	☐	☐	☐

B	Issue
	The Board of Directors recommends a vote FOR the following proposal.	For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal 2009.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

C	Authorized Signatures - Sign here - This section must be completed for your instructions to be executed.

Note: Please sign exactly as name(s) appear(s) hereon, indicating, where proper, official position or representative capacity. All joint holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MRDIN2

Proxy – Meridian Bioscience, Inc.
THIS PROXY IS SUBMITTED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints WILLIAM J. MOTTO or MELISSA A. LUEKE, or either of them, proxies of the undersigned, each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified on the reverse side and, in their discretion, with respect to such other business as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 22, 2009 at 2:00 p.m. at Holiday Inn, 4501 Eastgate Boulevard, Cincinnati, Ohio and any postponement or adjournment of such Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(This proxy is continued and is to be signed on the reverse side.)

MERIDIAN BIOSCIENCE, INC.
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

MERIDIAN BIOSCIENCE, INC.
3471 RIVER HILLS DRIVE
CINCINNATI, OH 45244
Shareholder Meeting to be held on 01/22/09

Proxy Materials Available
•	Annual Report on Form 10-K
•	Proxy Statement

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 01/08/09.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number(s) available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1) BY INTERNET	-	www.proxyvote.com
2) BY TELEPHONE	-	1-800-579-1639
3) BY E-MAIL*	-	sendmaterial@proxyvote.com
*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote
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Meeting Information

Meeting Type:	Annual Meeting
Meeting Date:	01/22/09
Meeting Time:	2:00 P.M. Local Time
For holders as of:	11/24/08

Meeting Location:

Holiday Inn Eastgate 4501 Eastgate
Blvd. Cincinnati, OH 45245

Meeting Directions:

For Meeting Directions Please Call:
513-752-4400

How To Vote

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

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Voting items

A	Election of Directors The Board of Directors recommends a vote FOR the listed nominees.

1.	Authority to elect as directors the six nominees listed below.
Nominees:
	1a.	JAMES A. BUZARD

	1b.	JOHN A. KRAEUTLER

	1c.	GARY P. KREIDER

	1d.	WILLIAM J. MOTTO

	1e.	DAVID C. PHILLIPS

	1f.	ROBERT J. READY

B	Issue
The Board of Directors recommends a vote FOR the following proposal.

2.	To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal 2009.
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